INVESTOR RELATIONS CONTACT:
E.J. Bird
Senior Vice President and Chief Financial Officer
847-286-8700

FOR IMMEDIATE RELEASE:
April 19, 2018

SEARS HOMETOWN AND OUTLET STORES, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2017 RESULTS AND ANNOUNCES ANNUAL MEETING DATE

HOFFMAN ESTATES, Ill. - Sears Hometown and Outlet Stores, Inc. ("SHO," "our," "we," or the "Company") (NASDAQ: SHOS) today reported results for its fiscal year and quarter ended February 3, 2018.

Overview of Results

Results for the fourth fiscal quarter of 2017 compared to the fourth fiscal quarter of 2016 included:

•	Net loss decreased $12.6 million to $33.2 million from $45.8 million

•	Loss per share decreased $0.56 to $1.46 loss per share from $2.02 loss per share

•	Comparable store sales decreased 12.4%

•	Adjusted EBITDA decreased $3.4 million to $12.4 million loss from $9.0 million loss

Results for the 2017 fiscal year compared to the 2016 fiscal year included:

•	Net loss decreased $36.8 million to $95.1 million from $131.9 million

•	Loss per share decreased $1.62 to $4.19 loss per share from $5.81 loss per share

•	Comparable store sales decreased 8.4%

•	Adjusted EBITDA increased $4.0 million to $14.5 million loss from $18.5 million loss

Our Annual Report on Form 10-K for our fiscal year ended February 3, 2018, which we have filed with the U.S Securities and Exchange Commission today, includes, among other financial statements, our Consolidated Statement of Operations for our fiscal year ended February 3, 2018, our Consolidated Balance Sheet at February 3, 2018, our Consolidated Statement of Stockholders' Equity for our fiscal year ended February 3, 2018, the Notes to the Consolidated Financial Statements, and the Report of Independent Registered Public Accounting Firm.

Our fiscal years end on the Saturday nearest to the last day of January. The fourth quarter and fiscal year 2017 included an extra week (the "53rd week") compared to our 2016 fiscal year. The 53rd week is not included in comparable store sales calculations.

Will Powell, Chief Executive Officer and President, said, "Our overall sales and adjusted EBITDA performance in the fourth quarter were significantly below our expectations, particularly in light of the improved adjusted EBITDA results we achieved in the second and third quarters of 2017. We view several of the operating challenges we experienced in the fourth quarter as predominantly short-term, particularly merchandise availability issues and reduced year-over-year television advertising of key brands, and believe that they should not have the same pronounced impact on the business during the first quarter of 2018. Through the first two months of our 2018 first fiscal quarter (the nine weeks ended April 7, 2018), we have seen business results improve and estimate performance for the nine-week period to include improvements in year-over-year adjusted EBITDA in a range of $6.0 to $6.5 million. We cannot predict whether business results will continue to improve in fiscal April 2018 or whether for the month adjusted EBITDA will be the same, better, or worse than fiscal April 2017 adjusted EBITDA."

"In the quarter, we continued to make measurable progress on our strategic initiatives that are strengthening the Company’s long-term outlook and should improve profitability. These include growing our lease-to-own sales, expanding our on-line capabilities, developing our Commercial Sales business, expanding our direct sourcing agreements with vendors, optimizing our store portfolio, and completing our IT systems transformation project (which we expect will enhance our business capabilities and reduce our reliance on Sears Holdings Corporation for merchandise and services)."

Segment Performance Highlights

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Hometown segment comparable store sales for the quarter declined 10.5%. We believe the Hometown sales performance was adversely impacted by a significant decline in year-over-year television advertising during the holiday season featuring the SEARS®, KENMORE®, and CRAFTSMAN® brands, which reduced consumer awareness and draw. To offset this decline in television and other forms of advertising for these brands, we have launched a fully-integrated print, digital and television marketing campaign in March 2018 to highlight the unique position of the Hometown Stores and our strengths in the home appliances category. This includes the Company’s first ever national television commercials.

The home appliances category performed significantly better in the fourth quarter of 2017 than the comparable store sales average for the Hometown segment and better than the year-to-date home appliances comparable store sales average performance through the first three quarters of 2017. The home appliances gross profit rate in the fourth quarter was negatively impacted by increased promotional depth and duration, particularly during the holiday-season promotional events in November and December.

Other contributors to the comparable store sales decline for the quarter included the tools and lawn & garden categories. The tools category was significantly impacted by merchandise availability in the quarter in key Craftsman tool lines such as mechanics tool sets, portable power tools, and tool storage. We expect these merchandise-availability issues to continue for a significant part of the first quarter of 2018, but we expect gradual recovery as we move some tool sourcing to direct purchase arrangements with vendors of alternative national brands and through the actions our supplier of Craftsman tools has taken to improve availability. Of note, the tools business historically has a lower overall portion of total Hometown sales in the first quarter compared to the fourth quarter due to the holiday season. Therefore, the impact of this availability issue should be less significant during the first quarter of 2018.

The lawn & garden comparable store sales decline was primarily driven by lack of snow removal sales, which were impacted by year-over-year weather changes in our key snow-related sales markets. In the fourth quarter of 2017 the snow removal line represented 79% of the comparable store sales decline in the lawn & garden category.

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The Outlet segment's comparable store sales declined 16.3% for the fourth quarter of 2017. This decline was driven by our decision to not repeat last year's unproductive home appliances promotions, as well as the continuation of the new as-is appliance pricing strategy in Outlet we launched for this business late in the second quarter of 2017. The significant declines in comparable store sales in the Outlet appliance business were more than offset by a 12% increase in the average appliance ticket and better product costing. As a result, gross margin rates and segment profitability improved significantly, consistent with trends seen in the second and third quarters.

The Outlet segment had positive comparable store sales performance in furniture, mattresses, floorcare, and sporting goods. We continue to be encouraged by the sales growth from our new Ashley Furniture program and believe this category has significant long-term growth potential for the business.

Progress on Initiatives

Lease-to-Own/Rent-to Own: The Lease-to-Own business continued its rapid growth trajectory. Year-over-year leasing comparable store sales grew 89% in the fourth quarter of 2017 and were up 106% in fiscal 2017. Our leasing share of the total business more than doubled versus the prior year, growing to 6.6% share in the fourth quarter. Additionally, third-party commissions we received on leasing sales continued to be a meaningful contributor to our margin improvement.

On-line Capabilities: Sales through our Hometown segment websites grew rapidly in the fourth quarter, driven by higher traffic on the websites and amended agreements negotiated with Sears Holdings. The fourth quarter of 2017 was the first quarter we had a fully comparable quarterly year-over-year result for the Hometown sites. Our Hometown websites launched in November 2016 after amended agreements with Sears Holdings in May 2016 granted us contractual rights to do so. Hometown on-line sales for the fourth quarter of 2017 were up 290% compared to the fourth quarter of 2016. As a percentage of our total sales, the Hometown websites grew 58% in the fourth quarter compared to the third quarter of 2017, highlighting the progress we are making in improving the customer experience on-line through ease of use enhancements and compelling promotional offers. We expect Hometown on-line sales will become an increasingly more meaningful contributor to our business in 2018, as in December 2017 we completed a significant expansion of the zip codes we are able to service through our Hometown websites based on an amended agreement we negotiated with Sears Holdings.

Commercial Sales: We continued to make progress on the development of our commercial sales program, leveraging our ability to provide customized solutions for commercial customers in rural markets which we believe are under-served by competitors. Commercial sales grew 45.4% in the fourth quarter of 2017 compared to the fourth quarter of 2016. For the full year 2017, commercial sales grew 22.9%. More impressively, commercial sales margins, net of commissions paid, increased 52.1% for the full year 2017 as a result of a more disciplined commercial pricing process. Dealer and franchisee adoption of the program also continued to grow, with 52% of stores participating in 2017 versus 42% in 2016.

Merchandise Sourcing Strategic Relationships: We continued to leverage new systems functionality, enabled by our investments in the IT systems transformation initiative, to enhance our merchandise sourcing and inventory management capabilities. As previously stated, we have established direct purchasing relationships with several of our key strategic product manufacturers which hold significant market share in the product categories we compete in across the industry. In the fourth quarter of 2017, we continued to expand on our direct sourcing capability and increased the flow of direct sourced product through our logistics network for fulfillment of customer orders and replenishment of store stock. In addition to prior supply agreements that we have noted, we entered into a direct-purchase agreement with Stanley Black & Decker and continued efforts to secure additional direct-purchase agreements with other key merchandise and non-merchandise vendors. We also took steps toward launching a new special order process that will give our customers access to an expanded assortment of products from leading brands in the home appliances category.

Store Portfolio: In fiscal 2017 we closed 127 stores that in aggregate had significant negative EBITDA and were consuming over $35 million of inventory working capital. As part of our store portfolio optimization plan, we negotiated $7.2 million of early lease terminations for 26 previously closed properties in fiscal 2017, which reduced our balance sheet liability for the leases by $13.3 million, as well as eliminated expense obligations for utilities, taxes, maintenance, and related items through the original lease termination date.

IT Infrastructure and Operational Separation: Through the end of the fourth quarter of 2017, we completed a large portion of our IT transformation initiative and put into production new capabilities such as Hometown transactional websites, human resources management, payroll and owner commissions management, accounts payable, accounts receivable, and merchandise procurement and fulfillment. At the end of fiscal 2017, software development related to the remaining Enterprise Resource Planning and Point of Sale components was substantially complete. Testing of the remaining systems functionality, which has not been put into production, is well under way. In the first quarter of 2018, we expect to complete our testing efforts and finalize our plan to deploy a small-scale pilot of all systems across a limited number of store locations. We expect to finalize our plans for full system implementation across the enterprise after we assess the learnings and issues experienced during our pilot phase.

Fourth Quarter Results

Net sales in the fourth quarter of 2017 decreased $93.1 million, or 19.0%, to $395.8 million from the fourth quarter of 2016. This decrease was driven primarily by the impact of closed stores (net of new store openings) and a 12.4% decrease in comparable store sales. This decline was partially offset by sales of $23.4 million in the 53rd week.

Gross margin was $75.8 million, or 19.1% of net sales, in the fourth quarter of 2017 compared to $82.4 million, or 16.9% of net sales, in the fourth quarter of 2016. Hometown and Outlet gross margins increased by 210 and 290 basis points, respectively, in the fourth quarter of 2017 compared to the fourth quarter of 2016. The increase in gross margin rate was primarily due to a reduction in accelerated closing stores costs ($1.5 million in the fourth quarter of 2017 compared to $14.6 million in the fourth quarter of 2016) and higher margins on merchandise sales. These increases were partially offset by higher occupancy costs as a percentage of sales resulting from a greater mix of Company operated stores compared to the fourth quarter of 2016. The total impact of accelerated store closing costs and occupancy costs reduced gross margin rate 487 basis points in the fourth quarter of 2017 compared to a reduction of 684 basis points in the fourth quarter of 2016.

Selling and administrative expenses decreased to $100.4 million, or 25.4% of net sales, in the fourth quarter of 2017 from $112.8 million, or 23.1% of net sales, in the prior-year comparable quarter. The decrease was primarily due to: (1) lower commissions paid to dealers and franchisees on lower sales volume and lower store count, (2) lower expenses due to stores closed (net of new store openings), (3) lower marketing costs, (4) lower support costs paid to Sears Holdings, and (5) lower payroll and benefits expense. These decreases were partially offset by expenses of $4.0 million associated with the 53rd week, higher IT Transformation expense ($8.9 million in the fourth quarter of 2017 compared to $6.0 million in the fourth quarter of 2016), and $1.7 million of higher provisions in the fourth quarter of 2017 related to franchisee notes receivables. IT transformation expenses and provisions related to franchisee notes receivables increased selling and administrative expenses as a percent of sales by 262 basis points in the fourth quarter of 2017 compared to an increase of 119 basis points in the fourth quarter of 2016.

We recorded operating losses of $31.1 million and $43.5 million in the fourth quarters of 2017 and 2016, respectively. The reduction in operating loss was primarily due to lower store closing charges, a decrease in selling and administrative expenses, lower impairment charges ($3.4 million in the fourth quarter of 2017 compared to $9.4 million in the fourth quarter of 2016), and a $2.3 million favorable impact from the 53rd week partially offset by lower volume.

Fourth Quarter Net Loss

We recorded a net loss of $33.2 million for the fourth quarter of 2017 compared to a net loss of $45.8 million for the prior-year comparable quarter. The decrease in net loss was primarily attributable to a lower operating loss. Income tax benefit was $0.1 million, or 0.4%, in the fourth quarter of 2017, compared to expense of $0.8 million, or (1.9)% in the fourth quarter of 2016.

Full Year Results

Net sales for the 2017 fiscal year decreased $350.1 million, or 16.9%, to $1.7 billion from $2.1 billion in the 2016 fiscal year. This decrease was driven primarily by the impact of closed stores (net of new store openings) and an 8.4% decrease in comparable store sales partially offset by the impact of sales in the 53rd week of 2017.

Comparable store sales were down 8.1% and 9.1% in Hometown and Outlet, respectively. The home appliances and lawn & garden categories both outperformed the average comparable store sales while tools underperformed to the average.

Gross margin was $348.5 million, or 20.3% of net sales, for the full year 2017 compared to $408.7 million, or 19.7% of net sales, for the full year 2016. The increase in gross margin rate was primarily driven by higher margin on merchandise sales and lower shrink partially offset by higher occupancy costs as a percentage of sales resulting from a greater mix of Company operated stores compared to the prior year. Accelerated closing stores costs were $14.2 million for the full year 2017 compared to $16.1 million for the full year 2016. The total impact of occupancy costs, accelerated closing store costs, and shrink reduced gross margin rate 496 basis points for the full year 2017 compared to a 490 basis-point reduction for the full year 2016.

Selling and administrative expenses decreased to $419.6 million, or 24.4% of net sales, for the full year 2017 from $458.8 million, or 22.2% of net sales, for the full year 2016. The decrease was primarily due to: (1) lower expenses being recorded for stores closed (net of new store openings), (2) lower commissions paid to dealers and franchisees on lower sales volume and lower store count, (3) lower marketing costs, and (4) lower support costs paid to Sears Holdings. These decreases were partially offset by (1) higher IT Transformation costs ($34.4 million for the full year 2017 compared to $15.0 million for the full year 2016), (2) expenses associated with the 53rd week, (3) $8.1 million higher provisions for the full year 2017 related to franchisee notes receivables, and (4) higher payroll and benefits due to a higher mix of Company-operated stores. On a rate-to-sales basis, IT transformation costs and provisions for franchisee note receivables increased selling and administrative expenses 243 basis points for 2017 compared to 69 basis points for 2016.

During the second quarter of 2016, we completed the sale of an owned property located in San Leandro, California. Net proceeds from the sale were $26.1 million, and we recorded a gain on the sale of $25.3 million. We did not sell any owned property in fiscal 2017.

We recorded operating losses of $87.4 million and $47.7 million for the full years 2017 and 2016, respectively. The increase in operating loss was primarily due to the $25.3 million gain on sale of assets in 2016 and lower volume. These factors were partially offset by lower selling and administrative expense, a higher gross margin rate, lower impairment charges, and a $2.3 million favorable impact from the 53rd week.

Full Year Net Loss

We recorded a net loss of $95.1 million for the full year 2017 compared to a net loss of $131.9 million for the full year 2016. The decrease in our net loss was primarily attributable to a decrease in income tax expense partially offset by a higher operating loss and higher interest expense. Income tax expense was $0.5 million for the full year 2017 compared to $81.5 million for the full year 2016, comprised primarily of $100.1 million non-cash valuation allowance on our deferred tax assets recorded in 2016.

Financial Position

We had cash and cash equivalents of $10.4 million as of February 3, 2018 and $14.1 million as of January 28, 2017. Unused borrowing capacity as of February 3, 2018 under our Amended and Restated Credit Agreement, dated November 1, 2016, with Bank of America, N.A., as agent, and the lenders party thereto (the "Senior ABL Facility") was $24.9 million with $137.9 million drawn and $7.2 million of letters of credit outstanding. For the full year 2017 we funded ongoing operations with cash provided by financing activities. Our primary needs for liquidity are to fund inventory purchases, our IT transformation, capital expenditures and for general corporate purposes.

On February 16, 2018, the Company entered into a $40 million Term Loan Credit Agreement with Gordon Brothers Finance Company (the "Term Loan Agreement"). The Term Loan Agreement is secured by a second lien security interest (subordinate only to the liens securing the Senior ABL Facility) on substantially all the assets of the Company and its subsidiaries (the same assets as the assets specified with respect to the Senior ABL Facility). The Term Loan Agreement will mature on the earliest of (1) the maturity date specified in the Senior ABL Facility, (2) February 16, 2023, and (3) acceleration of the maturity date following an event of default in accordance with the Term Loan Agreement. The interest rate applicable to the $40 million loan under the Term Loan Agreement is a fluctuating rate of interest (payable monthly) equal to the greater of (1) three-month LIBOR plus 8.5% per annum and (2) a minimum interest rate of 9.5% per annum. The proceeds of the $40 million loan under the Term Loan Agreement were used primarily to reduce borrowings under the Senior ABL Facility.

Total merchandise inventories were $336.3 million at February 3, 2018 and $373.8 million at January 29, 2017. Merchandise inventories declined $13.9 million and $23.6 million in Hometown and Outlet, respectively, primarily due to store closures.

Comparable Store Sales

Comparable store sales include applicable merchandise sales for all stores operating for a period of at least 12 full months, including remodeled and expanded stores but excluding store relocations and stores that have undergone format changes.  Comparable store sales include online transactions fulfilled and recorded by SHO and give effect to the change in the unshipped sales reserves recorded at the end of each reporting period.

Adjusted EBITDA

In addition to our net loss determined in accordance with generally accepted accounting principles ("GAAP"), for purposes of evaluating operating performance we also use adjusted earnings before interest, taxes, depreciation and amortization, or “adjusted EBITDA,” which excludes certain significant items as set forth and discussed below. Our management uses adjusted EBITDA, among other factors, for evaluating the operating performance of our business for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. Adjusted EBITDA should not be considered as a substitute for GAAP measurements.

While adjusted EBITDA is a non-GAAP measurement, we believe it is an important indicator of operating performance for investors because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs; and

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and may have a disproportionate effect in a given period, which affects comparability of results. These items may also include cash charges such as severance and executive transition costs and IT transformation investments that make it difficult for investors to assess the Company's core operating performance.

Since the second quarter of 2015 the Company has excluded initial franchise revenues and provisions for franchise note losses, net of recoveries from adjusted EBITDA. This change is based on (1) the Company's decision to suspend its franchising of additional stores except to existing Company franchisees and (2) to better align adjusted EBITDA for purposes of incentive compensation.

The Company has undertaken an initiative on a limited number of occasions to accelerate the closing of under-performing locations in an effort to improve profitability and make the most productive use of capital. Under-performing locations are typically closed during the normal course of business at the termination of a lease or the expiration of a franchise or dealer agreement and, as a result, do not have significant future lease, severance, or other non-recurring store-closing costs. When we conduct a significant number of store closings or we close stores prior to lease termination or expiration (together, "accelerated store closings"), the Company excludes the associated costs of the accelerated store closings from adjusted EBITDA. In the fourth quarter and full year 2017, we excluded $1.5 million and $14.4 million of costs associated with accelerated store closings, respectively.

The following table presents a reconciliation of adjusted EBITDA to net loss, the most comparable GAAP measure, for each of the periods indicated:

Preliminary and subject to change	14 and 13 Weeks Ended		53 and 52 Weeks Ended
thousands	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
Net loss	$(33,244)	$(45,794)	$(95,057)	$(131,919)
Income tax (benefit) expense	(130)	833	504	81,491
Other income	(181)	(342)	(925)	(1,490)
Interest expense	2,444	1,771	8,058	4,263
Operating loss	(31,111)	(43,532)	(87,420)	(47,655)
Depreciation and amortization	3,129	3,720	13,039	13,458
Loss (gain) on the sale of assets	—	66	—	(25,203)
Impairment of property and equipment	3,357	9,356	3,357	9,356
Severance and executive transition costs	348	—	348	—
Provision for franchisee note losses, net of recoveries	1,541	(171)	7,361	(552)
IT transformation investments	8,857	5,989	34,374	14,974
Costs associated with accelerated store closings	1,511	15,606	14,416	17,101
Adjusted EBITDA	$(12,368)	$(8,966)	$(14,525)	$(18,521)

Information Regarding 2018 Annual Meeting of Stockholders

We intend to hold our 2018 Annual Meeting of Stockholders on May 23, 2018. Our Board of Directors fixed April 3, 2018 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting. We intend to begin mailing proxy materials and related items for the Annual Meeting on or soon after April 20, 2018.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING AND OTHER INFORMATION

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "forward-looking statements"). Statements preceded or followed by, or that otherwise include, the words "believes," "expects," "anticipates," "intends," "project," "estimates," "plans," "forecast," "is likely to," "and similar expressions or future or conditional verbs such as "will," "may," "would," "should," and "could" are generally forward-looking in nature and not historical facts. The forward-looking statements are subject to significant risks and uncertainties that may cause our actual results, performance, and achievements in the future to be materially different from the future results, future performance, and future achievements expressed or implied by the forward-looking statements. The forward-looking statements include, without limitation, information concerning our future financial performance, business strategies, plans, goals, beliefs, expectations, and objectives. The forward-looking statements are based upon the current beliefs and expectations of our management.

The following factors, among others, (1) could cause our actual results, performance, and achievements to differ materially from those expressed in the forward-looking statements, and one or more of the differences could have a material adverse effect on our ability to operate our business and (2) could have a material adverse effect on our results of operations, financial condition, liquidity, and cash flows: if Sears Holdings seeks the protection of the U.S. bankruptcy laws (including the effects of the imposition of the "automatic stay" and the effects if Sears Holdings were to seek to reject one or more of the agreements between the Company and Sears Holdings); our ability to offer merchandise and services that our customers want, including those branded with the KENMORE®, CRAFTSMAN®, and DIEHARD® marks (which marks are owned by, or licensed to, subsidiaries of Sears Holdings, together the "KCD Marks"); our Amended and Restated Merchandising Agreement with Sears Holdings provides that (1) if a third party that is not an affiliate of Sears Holdings acquires the rights to one or more (but less than all) of the KCD Marks Sears Holdings may terminate our rights to buy merchandise branded with any of the acquired KCD Marks and (2) if a third party that is not an affiliate of Sears Holdings acquires the rights to all of the KCD Marks Sears Holdings may terminate the Amended and Restated Merchandising Agreement in its entirety, over which events we have no control; the sale by Sears Holdings and its subsidiaries to other retailers that compete with us of major home appliances and other products branded with one of the KCD Marks; on May 26, 2016 Sears Holdings announced that it would explore alternatives for its Kenmore, Craftsman, and Diehard businesses and further expand the presence of these brands and on August 25, 2016 Sears Holdings announced that it was continuing to explore alternatives for these businesses by evaluating potential partnerships or other transactions; on March 9, 2017 Sears Holdings announced that it had completed its sale to Stanley Black & Decker, Inc. of Sears Holdings's Craftsman business (the "Stanley Purchase"), including the Craftsman brand name and related intellectual property rights (Sears Holdings has waived its right in the Amended and Restated Merchandising Agreement to terminate, as a result of the Stanley Purchase, the Company's rights to buy from Sears Holdings merchandise branded with the Craftsman brand); on July 20, 2017 Sears Holdings announced the launch of Kenmore products on Amazon.com and that Sears Holdings planned to expand the full line of Kenmore home appliances available on Amazon.com; on August 22, 2017 Sears Holdings announced licensing agreements with third parties to manufacture and distribute Kenmore floor care products and Diehard batteries and flashlights; the willingness and ability of Sears Holdings to fulfill its contractual obligations to us; our ability to successfully manage our inventory levels and implement initiatives to improve inventory management and other capabilities; competitive conditions in the retail industry; worldwide economic conditions and business uncertainty, the availability of consumer and commercial credit, changes in consumer confidence, tastes, preferences and spending, and changes in vendor relationships; the fact that our past performance generally, as reflected on our historical financial statements, may not be indicative of our future performance as a result of, among other things, the impact of increased costs following the Separation and other losses of benefits associated with having been wholly owned by Sears Holdings and its subsidiaries prior to the Separation; our continuing reliance on Sears Holdings for most products and services that are important to the successful operation of our business, and our potential need to rely on Sears Holdings for some products and services beyond the expiration, or earlier termination by Sears Holdings, of our agreements with Sears Holdings; the willingness of Sears Holdings' appliance, lawn and garden, tools, and other vendors to continue to supply to Sears Holdings on terms (including vendor-payment terms for Sears Holdings' merchandise purchases) that are acceptable to it (which vendor-payment terms, we believe, are becoming, and in the future could continue to become, increasingly uneconomic for Sears Holdings) and to us, merchandise that we would need to purchase from Sears Holdings to ensure continuity of merchandise supplies for our businesses; the willingness of Sears Holdings’ appliance, lawn and garden, tools, and other vendors to continue to pay to Sears Holdings merchandise-related subsidies and allowances and cash discounts (some of which Sears Holdings is obligated to pay to us, which amounts declined significantly during the fourth fiscal quarter of 2017); our ability to resolve, on commercially reasonable terms, future disputes with Sears Holdings regarding the material terms and conditions of our agreements with Sears Holdings; our ability to establish information, merchandising, logistics, and other systems separate from Sears Holdings that would be necessary to ensure continuity of merchandise supplies and services for our businesses if vendors were to reduce, or cease, their merchandise sales to Sears Holdings or provide logistics and other services to Sears Holdings or if Sears Holdings were to reduce, or cease, its merchandise sales to us or reduce providing, or cease to provide, logistics and other services to us; if Sears Holdings' sales of major appliances and lawn and garden merchandise to its retail customers decline Sears Holdings' sales to us of outlet-value merchandise could decline; our ability to maintain an effective and productive business relationship with Sears Holdings, particularly if future disputes were to arise with respect to the terms and conditions of our agreements with Sears Holdings; most of our agreements related to the Separation and our continuing relationship with Sears Holdings were negotiated while we were a subsidiary of Sears Holdings (except for amendments agreed to after the Separation), and we may have received different terms from unaffiliated third parties (including with respect to merchandise-vendor and service-provider indemnification and defense for negligence claims and claims arising out of failure to comply with contractual obligations); as we increase our merchandise purchases directly from our vendors, their willingness to continue to supply to us, on terms (including vendor-payment terms) that are acceptable to us, merchandise that we would need to ensure continuity of merchandise supplies for our businesses; the impact of increased costs, such as transportation costs, on our business due to a decline in our results of operations or financial condition, a decline in Sears Holdings' results of operations or financial condition, or general economic conditions; our reliance on Sears Holdings to provide computer systems to process transactions with our customers (including the point-of-sale system for the stores we operate and the stores that our independent dealers and independent franchisees operate, which point-of-sale system captures, among other things, credit-card information supplied by our customers) and others, quantify our results of operations, and manage our business ("SHO's SHC-Supplied Systems"); SHO's SHC-Supplied Systems could be subject to disruptions and data/security breaches (Sears Holdings announced on May 31, 2017 that its Kmart store payment-data systems had been infected with a malicious code and that the code had been removed and the event contained and on April 4, 2018 Sears Holdings announced that one of its vendors that provides online support services to Sears and Kmart had notified Sears Holdings that the vendor had experienced a security incident during 2017 that involved unauthorized access to credit card information with respect to less than 100,000 Sears Holdings's customers), and Sears Holdings could be unwilling or unable to indemnify and defend us against third-party claims and other losses resulting from such disruptions and data/security breaches, which could have one or more material adverse effects on SHO; our ability to implement the BPO in accordance with our plans, expectations, current timetable, and anticipated cost; limitations and restrictions in the Senior ABL Facility, the Term Loan Agreement, and related agreements governing our indebtedness and our ability to service our indebtedness; competitors could continue to reduce their promotional pricing on new-in-box appliances, which could adversely impact our sales of out-of-box appliances and associated margin; our ability to generate profitable sales of merchandise and services on our transactional ecommerce websites in the amounts we have planned to generate; our ability to obtain additional financing on acceptable terms; our dependence on the ability and willingness of our independent dealers and independent franchisees to operate their stores profitably and in a manner consistent with our concepts and standards; our dependence on sources outside the U.S. for significant amounts of our merchandise inventories; fixed-asset impairment for long-lived assets; our ability to attract, motivate, and retain key executives and other employees; our ability to maintain effective internal controls as a publicly held company; litigation and regulatory trends challenging various aspects of the franchisor-franchisee relationship could expand to challenge or adversely affect our relationships with our independent dealers and independent franchisees; low trading volume of our common stock due to limited liquidity or a lack of analyst coverage; and the impact on our common stock and our overall performance as a result of our principal stockholder's ability to exert control over us.

The foregoing factors should not be understood as exhaustive and should be read in conjunction with the other cautionary statements, including the "Risk Factors," that are included in our Annual Report on Form 10-K for the fiscal year ended February 3, 2018 and in our other filings with the Securities and Exchange Commission and our other public announcements. While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements. The forward-looking statements included in this news release are made only as of the date of this news release. We undertake no obligation to publicly update or review any forward-looking statement made by us or on our behalf, whether as a result of new information, future developments, subsequent events or circumstances, or otherwise, except as required by law.

About Sears Hometown and Outlet Stores, Inc.

Sears Hometown and Outlet Stores, Inc. is a national retailer primarily focused on selling home appliances, hardware, tools and lawn and garden equipment. Our Hometown stores (which includes our Hometown Stores, our Hardware Stores, and our Home Appliance Showrooms) are designed to provide our customers with in-store and online access to a wide selection of national brands of home appliances, tools, lawn and garden equipment, sporting goods and household goods, depending on the particular format. More than 90% of our Hometown Stores are operated by independent local dealers or franchisees.
Our Outlet stores are designed to provide our customers with in-store and online access to new, one-of-a-kind, out-of-carton, discontinued, reconditioned, overstocked, and scratched and dented products across a broad assortment of merchandise categories, including home appliances, lawn and garden equipment, apparel, mattresses, sporting goods and tools at prices that are significantly lower than list prices. As of February 3, 2018, we or our independent dealers and independent franchisees operated a total of 900 stores across all 50 states as well as in Puerto Rico and Bermuda. Our principal executive offices are located at 5500 Trillium Boulevard, Suite 501, Hoffman Estates, Illinois 60192 and our telephone number is (847) 286-7000.

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Sears Hometown and Outlet Stores, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	14 and 13 Weeks Ended		53 and 52 Weeks Ended
thousands	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
NET SALES	$395,774	$488,892	$1,719,951	$2,070,056
COSTS AND EXPENSES
Cost of sales and occupancy	320,022	406,454	1,371,408	1,661,314
Selling and administrative	100,377	112,828	419,567	458,786
Impairment of property and equipment	3,357	9,356	3,357	9,356
Depreciation and amortization	3,129	3,720	13,039	13,458
Loss (gain) on the sale of assets	—	66	—	(25,203)
Total costs and expenses	426,885	532,424	1,807,371	2,117,711
Operating loss	(31,111)	(43,532)	(87,420)	(47,655)
Interest expense	(2,444)	(1,771)	(8,058)	(4,263)
Other income	181	342	925	1,490
Loss before income taxes	(33,374)	(44,961)	(94,553)	(50,428)
Income tax benefit (expense)	130	$(833)	$(504)	$(81,491)
NET LOSS	(33,244)	(45,794)	(95,057)	(131,919)

NET LOSS PER COMMON SHARE ATTRIBUTABLE TO STOCKHOLDERS

Basic:	$(1.46)	$(2.02)	$(4.19)	$(5.81)
Diluted:	(1.46)	(2.02)	(4.19)	(5.81)

Basic weighted average common shares outstanding	22,702	22,691	22,702	22,691
Diluted weighted average common shares outstanding	22,702	22,691	22,702	22,691

Sears Hometown and Outlet Stores, Inc.
Consolidated Balance Sheets

thousands	February 3, 2018	January 28, 2017
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$10,402	$14,104
Accounts and franchisee receivables, net	14,672	11,448
Merchandise inventories	336,294	373,815
Prepaid expenses and other current assets	7,131	9,370
Total current assets	368,499	408,737
PROPERTY AND EQUIPMENT, net	36,049	40,935
OTHER ASSETS, net	8,140	18,754
TOTAL ASSETS	$412,688	$468,426
LIABILITIES
CURRENT LIABILITIES
Short-term borrowings	$137,900	$26,800
Payable to Sears Holdings Corporation	28,082	80,724
Accounts payable	15,741	17,853
Other current liabilities	53,142	70,377
Total current liabilities	234,865	195,754
OTHER LONG-TERM LIABILITIES	2,284	1,973
TOTAL LIABILITIES	237,149	197,727
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
TOTAL STOCKHOLDERS' EQUITY	175,539	270,699
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$412,688	$468,426

Sears Hometown and Outlet Stores, Inc.
Segment Results
(Unaudited)

 Hometown

	14 Weeks Ended vs. 13 Weeks Ended		53 Weeks Ended vs. 52 Weeks Ended
Thousands, except for number of stores	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
NET SALES	$272,414	$336,831	$1,177,222	$1,439,563
Comparable store sales %	(10.5)%	(4.3)%	(8.1)%	(4.2)%
COSTS AND EXPENSES
Cost of sales and occupancy	218,605	277,055	931,078	1,145,678
Selling and administrative	68,831	77,746	283,294	318,589
Selling and administrative expense as a percentage of net sales	25.3%	23.1%	24.1%	22.1%
Impairment of property and equipment	2,581	4,536	2,581	4,536
Depreciation and amortization	1,458	1,617	5,378	6,032
Loss on sale of assets	—	69	—	69
Total costs and expenses	291,475	361,023	1,222,331	1,474,904
Operating loss	$(19,061)	$(24,192)	$(45,109)	$(35,341)

Gross margin dollars	53,809	59,776	246,144	293,885
Margin rate	19.8%	17.7%	20.9%	20.4%

Total Hometown stores			768	871

Outlet

	14 Weeks Ended vs. 13 Weeks Ended		53 Weeks Ended vs. 52 Weeks Ended
Thousands, except for number of stores	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
NET SALES	$123,360	$152,061	$542,729	$630,493
Comparable store sales %	(16.3)%	(3.6)%	(9.1)%	(4.9)%
COSTS AND EXPENSES
Cost of sales and occupancy	101,417	129,399	440,330	515,636
Selling and administrative	31,546	35,082	136,273	140,197
Selling and administrative expense as a percentage of net sales	25.6%	23.1%	25.1%	22.2%
Impairment of property and equipment	776	4,820	776	4,820
Depreciation and amortization	1,671	2,103	7,661	7,426
Gain on the sale of assets	—	(3)	—	(25,272)
Total costs and expenses	135,410	171,401	585,040	642,807
Operating loss	$(12,050)	$(19,340)	$(42,311)	$(12,314)

Gross margin dollars	21,943	22,662	102,399	114,857
Margin rate	17.8%	14.9%	18.9%	18.2%

Total Outlet stores			132	149